Exhibit 10.1

[Tri Counties Bank Letterhead]

Glenn C. Hunter Senior Vice President, Chief Human Resources Officer

August 9, 2018

Mr. Peter Wiese

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Dear Peter:

On behalf of TriCo Bancshares (“TriCo”) and Tri Counties Bank (the “Bank”), I am pleased to confirm our offer of employment to you for the position of Executive Vice President, Chief Financial Officer. The Executive Vice President title is subject to approval of the Board of Directors and will be placed on the agenda of the next scheduled Board Meeting following your reporting date. The position is located in the Chico market, and reports to Rick Smith, President and Chief Executive Officer. Your anticipated start date will be Tuesday, August 14, 2018 unless an alternative date is mutually agreed to, and is contingent on completion and receipt by the Bank of a satisfactory background check.

Peter, your annual base salary will be $480,000.00. Additionally, for 2018, you will also receive a sign-on bonus of $150,000.00. In addition to your base salary, you will be eligible for an annual target bonus opportunity of up to 40% of your base salary. For the 2018 calendar year, your bonus will be pro-rated based on your reporting date. Your awards for 2019 and future years will be based on achievement of personal and organizational goals including bank performance. Additional specific metrics and objectives are to be established by you and Rick Smith.

Starting in 2019, you will also be eligible to participate in the Bank’s Restricted Stock Unit (RSU) program, subject to Board approval, at a target of 40% of your base salary. An overview of the RSU Program was previously forwarded to you for your information; it is titled: “RSU and PSU Essentials”.

Peter, you will also be eligible to participate in a New Hire Equity Grant under our equity incentive plan that commences with the start of your employment. The term of this program is four years, and you will receive a one-time award of 10,000 time-based Restricted Stock Units (RSUs). Vesting of the RSUs will take place in equal installments on the first four anniversaries of your vesting commencement date. You must be on the job on the date of your anniversaries for vesting to occur. You will be provided a more detailed document on this Plan following the start of your employment. Participation in this Plan is also subject to Board approval.

In the event your employment is terminated within the first twelve months of your start date for a reason other than cause, you will be eligible for a severance payment equal to one year’s base salary if you execute and do not revoke a Severance and Release Agreement. To receive this severance payment, you must execute the Severance and Release Agreement within 30 days of your termination and allow it to become effective, in which case the Bank will pay such severance in a lump sum on the 45th day following your termination.

Additionally, the Bank will initiate a Change of Control Agreement consistent with that of other bank executives. The Agreement will be effective upon your employment with the Bank.

Your home office will be in Roseville, California; however, you will be expected to make yourself available in Chico, California as needed or requested, and will work with Rick Smith for an acceptable time schedule in Chico, CA. Notwithstanding the foregoing, in order to assure a smooth transition into your position, we agree that the expectation of being in Chico will be inclusive of Monday of each week, and not be less than four (4) days a week through 2018 unless business needs require your presence at another location. For the period following your start date and through the balance of 2018, you will be eligible for reimbursement of temporary housing expenses. All expense reimbursements will be based on approved receipts consistent with the Bank’s expense reimbursement policies.

Peter, as an employee, you will be eligible to receive certain employee benefits, including four weeks’ vacation, holidays, participation in the Bank’s medical, dental and vision plans, and participation in the Bank’s Executive Deferred Compensation Plan, and other benefits available to similarly situated executive management. The exact accrual for year 2018 vacation benefit will be determined by your reporting date. Additionally, you will be eligible to participate in the Bank’s ESOP and 401(k) Plans based on the eligibility criteria of those Plans. A summary of the Bank’s benefit plans will be forwarded to you, and your group insurance benefits will be effective on your first day of employment. Should you have any questions about any of the plans outlined in those documents, please contact Marilyn Kirklin at 530-898-0300, ext. 88717. You should be aware that the Bank may modify benefit plans, job titles and salaries, bonuses, commissions and incentives from time to time as it deems necessary or appropriate.

As a Tri Counties Bank employee, you will be expected to comply with our policies and procedures, acknowledge in writing that you have read the handbook, and will comply with sections that, among other things, prohibit the unauthorized disclosure of Tri Counties Bank’s proprietary information. By making this offer, the Bank does not wish to receive or obtain the benefit of any trade secrets or confidential information of any of your former employers. Accordingly, the Bank cautions you not to disclose any trade secrets or confidential information of any former employer to anyone at Tri Counties Bank, nor to use any such trade secrets or confidential information for the benefit of the Bank. The Bank further cautions you not to bring with you any originals or copies of papers, documents, notes, or other materials, whether stored electronically or otherwise, which belong to any former employer or which contain any trade secrets or confidential information of any former employer.

As has been discussed, the Bank reserves the right to conduct background investigations and/or reference checks on all of its potential employees.

For purposes of federal immigration law, you will be required to provide to the Bank documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

The Bank is excited about your joining and looks forward to a mutually beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Tri Counties Bank is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Bank is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Please indicate your official acceptance of this offer by signing and scanning this offer letter, and returning it via e-mail no later than the close of business (5:00 pm PST) on Friday, August 10, 2018. Alternatively, you may fax a copy to me at (530) 898-0308.

Peter, congratulations! We are very pleased that you will be joining the growing and dynamic Tri Counties Bank team. This is an exciting time at the Bank and we are confident that your efforts will result in a meaningful contribution to the performance of Tri Counties Bank, and that you will enjoy a rewarding employment experience.

Sincerely,

/s/ Glenn C. Hunter

Glenn C. Hunter

Senior Vice President

Chief Human Resources Officer

cc:	Rick Smith
Marilyn Kirklin

Signature of Acceptance:	Date:
/s/ Peter G. Wiese	8/10/2018